UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2019

Aileron Therapeutics, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Arsenal Way Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2019, Nolan Sigal, M.D., Ph.D. was elected to the Board of Directors (the “Board”) of Aileron Therapeutics, Inc. (the “Company”) as a Class II director with a term expiring at the 2019 annual meeting of stockholders, effective upon the closing of the Company’s previously announced private placement. The Board also appointed Dr. Sigal to serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

Dr. Sigal currently serves as a partner at Satter Management Co., L.P., a private investment firm, a position he has held since January 2018. From March 2008 to December 2017, Dr. Sigal was the president and chief executive officer of Tunitas Therapeutics, Inc., a private biopharmaceutical company. Prior to 2008, Dr. Sigal held various leadership positions with several public and private pharmaceutical and biotechnology companies, including several management positions at Merck & Company. Dr. Sigal received an A.B. from Princeton University and an M.D. and Ph.D. from the University of Pennsylvania School of Medicine.

Dr. Sigal was appointed to the Board and each Board committee pursuant to the terms of the Securities Purchase Agreement, dated as of March 28, 2019, between the Company and the Investors party hereto, relating to a previously announced private placement of securities. The Board also determined to nominate Dr. Sigal for election as a Class II director at the 2019 annual meeting of stockholders and to recommend that the stockholders of the Company vote for his election as a Class II director at the 2019 annual meeting of stockholders.

Dr. Sigal has no family relationships with any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.

In accordance with the Company’s director compensation program, Dr. Sigal will receive an annual cash fee of $35,000 for service on the Board and an additional cash fee of $10,000 and $7,500 for service on the Board’s Compensation Committee and Nominating and Corporate Governance Committee, respectively, which fees are payable in arrears in four quarterly installments on the last day of each calendar quarter. In addition, under the Company’s director compensation program, upon his election as a director, Dr. Sigal was granted an option on April 2, 2018 to purchase 20,000 shares of the Company’s common stock at an exercise price of $1.82. This option vests in three equal annual installments from his initial election and becomes exercisable in full upon the occurrence of a change of control of the Company.

In connection with his appointment to the Board, Dr. Sigal also entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.12 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-218474) filed with the Securities and Exchange Commission on June 19, 2017. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Sigal for some expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director of the Company.

Item 8.01	Other Events.

On April 3, 2019, the Company issued a press release announcing the closing of a previously announced private placement of an aggregate of (i) 11,838,582 units, consisting of 11,838,582 shares of the Company’s common stock, par value $0.001 per share and associated warrants to purchase an aggregate of 11,838,582 shares of common stock, for a combined price of $2.01 per unit and (ii) 1,096,741 units, consisting of pre-funded warrants to purchase 1,096,741 shares of the Company’s common stock and associated Common Warrants to purchase 1,096,741 shares of common stock, for a combined price of $2.01 per unit.

The private placement resulted in gross proceeds of approximately $26.0 million to the Company, before deducting placement agent fees and offering expenses, and excluding the exercise price of any warrants. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated April 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aileron Therapeutics, Inc.

Date: April 3, 2019	By:	/s/ Donald V. Dougherty
Donald V. Dougherty
Chief Financial Officer